
-----------------------------                                                                            ---------------------------

         FORM 4                               U.S. SECURITIES AND EXCHANGE COMMISSION                             OMB APPROVAL
-----------------------------                         Washington, D.C. 20549                             ---------------------------

[_]Check this box                                                                                        OMB Number:       3235-0287
if no longer subject                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Expires:  December 31, 2001
of Section 16. Form 4                                                                                    Estimated average burden
or Form 5 obligations               Filed pursuant to Section 16(a) of the Securities Exchange           hours per response......0.5
may continue. See                    Act of 1934, Section 17(a) of the Public Utility Holding
Instruction 1(b).                          Company Act of 1935 or Section 30(f) of the
                                                     Investment Company Act of 1940




                           (Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     McKibben,          Craig              L.
________________________________________________________________________________
      (Last)           (First)          (Middle)

     135 East 57th Street
________________________________________________________________________________
                       (Street)

  New York,               NY              10022
________________________________________________________________________________
   (City)              (State)            (Zip)



________________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol


  Ampex Corporation (AXC)
________________________________________________________________________________
3. IRS Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4. Statement for Month/Year


     02/01
________________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)


 [X]  Director                             [ ]  10% Owner

 [X]  Officer (give title below)           [_]  Other (specify below)


Vice President, Treasurer
---------------------------
________________________________________________________________________________
7. Individual or Joint/Group Filing (Check Applicable Line)

 [X]  Form filed by One Reporting Person

 [ ]  Form filed by More Than One Reporting Person
________________________________________________________________________________
    Table I -- Non-Derivative Securities Acquired, Disposed of,
            or Beneficially Owned
________________________________________________________________________________




1.                           2.            3.               4.                           5.             6.          7.
Title of Security            Transaction   Transaction      Securities Acquired (A) or   Amount of      Owner-      Nature of
(Instr. 3)                   Date          Code             Disposed of (D)              Securities     ship        Indirect
                             (Month/Day)   (Instr. 8)       (Instr. 3, 4 and 5)          Beneficially   Form:       Beneficial
                             Year)         -------------------------------------------   Owned at End   Direct      Ownership
                                           Code     V          Amount    (A)or   Price   of Month       (D) or      (Instr. 4)
                                                                         (D)             (Instr. 3      Indirect
                                                                                         and 4)         (I)
                                                                                         (Instr.4)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
________________________________________________________________________________



1.                2.        3.         4.         5.           6.               7.                8.      9.       10.    11.
Title of          Conver-  Trans-      Trans-     Number of    Date             Title and Amount  Price   Number   Owner-  Nature
Derivative        sion     action      action     Derivative   Exercisable and  of Underlying     of      of       ship    of
Security          or       Date        Code       Securities   Expiration Date  Securities        Deriv-  Deriv-   Form    In-
(Instr. 3)        Exer-    (Month/     (Instr.    Acquired (A) (Month/Day/Year) (Instr. 3 and 4)  ative   ative    of      direct
                  cise     Day/        8)         or Disposed                                     Secur-  Secur-   Deriv-  Bene-
                  Price    Year)                  of(D)                                           ity     ities    ative   ficial
                  of                              (Instr. 3,                                      (Instr. Bene-    Secur-  Owner-
                  Deriv-                          4 and 5)                                        5)      ficially ity:    ship
                  ative                ---------------------------------------------------------          Owned    Direct (Instr.
                  Secur-               Code V      (A)    (D)  Date     Expira-  Title    Amount          at End   (D) or 4)
                  ity                                          Exer-    tion              or              of       In-
                                                               cisable  Date              Number          Month    direct
                                                                                          of              (Instr.  (I)
                                                                                          Shares          4)       (Instr.
                                                                                                                   4)

------------------------------------------------------------------------------------------------------------------------------------

Employee Stock                                                                              Class A
Option (Right                                                                               Common
To Buy)            $0.40       2/26/01        A       75,000      Note 1       Note 1       Stock        75,000      Note 2     D
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Explanation  of  Responses:

Note 1: Non-qualified stock option grant pursuant to Rule 16b-3 under the Ampex Corporation Stock Incentive Plan (the "Plan"). The option becomes exercisable as to 34% of the underlying shares on February 26, 2002, and as to an additional 8.25% quarterly thereafter until February 26, 2004. The option expires as to equivalent percentages of underlying shares 15 months after the applicable vesting date for such shares.

Note 2: The column 9 total does not include other options outstanding under the Plan, because their exercise prices and exercise periods are different.

        /s/  Craig L. McKibben                                   03/07/01
---------------------------------------------            -----------------------
  **Signature of Reporting Person                                  Date
         Craig L. McKibben



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.